EXHIBIT 99.1

Stock Yards Bancorp Reports Record 2021 Earnings and Strong Fourth Quarter Earnings of $24.6 Million or $0.92 per Diluted Share

Highlighted by Solid Organic Balance Sheet Growth and Record Levels of Non-Interest Income

LOUISVILLE, Ky., Jan. 26, 2022 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, Central and Eastern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported earnings for the fourth quarter ended December 31, 2021. Net income for the fourth quarter was $24.6 million, or $0.92 per diluted share, compared with net income of $17.7 million, or $0.78 per diluted share, for the fourth quarter of 2020. Net income for the twelve months ended December 31, 2021 ended at a record $74.6 million, or $2.97 per diluted share, compared to $58.9 million, or $2.59 per diluted share, in 2020. Strong organic balance sheet growth across all markets, the successful entry into the Central/Eastern Kentucky market and record levels of non-interest income highlighted by card income, wealth management and trust and treasury management, contributed to a strong 2021.

(dollar amounts in thousands, except per share data)	4Q21	3Q21	4Q20
Net interest income	$46,182	$45,483	$36,252
Provision for credit loss expense(6)	(1,900)	(1,525)	500
Non-interest income	18,604	17,614	13,698
Non-interest expenses	34,572	34,558	29,029
Income before income tax expense	32,114	30,064	20,421
Income tax expense	7,525	6,902	2,685
Net income	$24,589	$23,162	$17,736
Net income per share, diluted	$0.92	$0.87	$0.78
Net interest margin	3.07%	3.14%	3.35%
Efficiency ratio(4)	53.24%	54.63%	58.06%
Tangible common equity to tangible assets(1)	8.22%	8.64%	9.28%
Annualized return on average equity(7)	14.60%	13.92%	16.27%
Annualized return on average assets(7)	1.52%	1.50%	1.56%

“We delivered excellent fourth quarter and full year 2021 results, highlighted by strong organic loan growth, record loan production and solid revenue growth, both organically and from acquired assets,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “Additionally, we reported record non-interest income during the quarter, a complement to our diversified income revenue streams. Treasury management fees and card income reached record levels at year-end due to increases in new business, volume and usage, while wealth management and trust income also generated record results, driven by record net new business development and strong market appreciation. We achieved this growth while keeping operating expenses under control.

“In addition to growing the company organically, our successful entry into the Central/Eastern Kentucky market, through our merger with Kentucky Bancshares in the second quarter, contributed significantly to our 2021 operating results,” Hillebrand continued. “The merger has exceeded our expectations and was a meaningful driver of our record results for the year. Additionally, this new market provides tremendous opportunity for future growth by increasing our scale and reach. We are exceptionally pleased with the progress we have made through the dedicated efforts of our employees. We anticipate, similar to our prior successful mergers, the merger with Kentucky Bancshares will result in significant benefits in 2022 and beyond.”

At December 31, 2021, the Company had $6.65 billion in assets, $4.17 billion in loans and $5.79 billion in total deposits. The combined enterprise, with 63 branch offices, has and will continue to benefit from a diversified geographic footprint that provides significant growth opportunities in both the banking and wealth management arenas.

“Following the success of our prior mergers, we are confident that our announced merger with Commonwealth Bancshares, Inc. (Commonwealth) will provide exceptional opportunities to generate additional growth going forward. This combination brings together two Louisville based community banks who are like-minded with complementary cultures. The transaction not only builds upon our already prominent market share in the Louisville market, as Commonwealth is the largest privately-held bank headquartered in the Louisville MSA, but also expands our presence in the attractive Shelby County and Northern Kentucky markets. We have received regulatory approvals from the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation and are currently awaiting regulatory holding company approval from the Federal Reserve Board. At this juncture, we anticipate closing sometime during the first quarter of 2022,” concluded Hillebrand.

Commonwealth, headquartered in Louisville, Kentucky, operates 15 retail branches, including nine in Jefferson County, four in Shelby County and two in Northern Kentucky. As of December 31, 2021, Commonwealth reported approximately $1.31 billion in assets, $680 million in loans, $1.15 billion in deposits and $88 million in tangible common equity. Commonwealth also maintains a Wealth Management and Trust Department with total assets under management of $2.73 billion at December 31, 2021.

Additional key factors contributing to the fourth quarter of 2021 results included:

  Organic loan growth (excluding PPP), totaled $71 million for the fourth quarter of 2021. Loan balances across all four primary markets ended at historical highs at December 31, 2021.
  Deposit growth was robust at $446 million on a linked quarter basis.
  Total interest income increased $9.2 million, or 24%, for the fourth quarter of 2021 compared to the fourth quarter of 2020.
  Interest income on non-PPP loans increased $10.1 million, or 34%, over the fourth quarter of 2020, with a large portion of the increase representing the Central/Eastern Kentucky market contribution. Additionally, significant fluctuation in PPP-related income had a major impact on the comparison between periods. PPP interest/fee income totaled $3.7 million and $6.1 million for the fourth quarters of 2021 and 2020, respectively.
  Interest expense declined $761,000, or 36%, as the Bank benefited from lower stated interest rates on interest bearing deposits and the decline in FHLB advances.
  Despite an 18 basis point benefit from the PPP loan portfolio for the fourth quarter of 2021, net interest margin (NIM) continued to be negatively impacted by loan yield contraction and significant ongoing levels of excess balance sheet liquidity.
  Consistent with further improvement and stabilization in the Federal Reserve unemployment forecast, solid credit quality statistics and increased credit line utilization, a net reduction of $1.9 million in credit loss reserves was recorded for the fourth quarter of 2021, compared to a net reserve build of $500,000 for the fourth quarter of 2020.
  Non-interest income increased 36% over the fourth quarter of 2020 boosted by solid contributions from Central/Eastern Kentucky, along with strong growth in legacy income sources. Significant growth in assets under management tied to record net new business and strong market performance resulted in record wealth management and trust income of $7.4 million for the quarter and record ending assets under management of $4.80 billion. Deposit service charges, enhanced by the Central/Eastern Kentucky market and continued recovery from the pandemic, increased 77% over the fourth quarter of 2020. Card income and treasury management fees once again set historic quarterly records, representing 81% and 24% increases over the fourth quarter of 2020, respectively. Consistent with the continued decline in loan origination volume, mortgage banking income was down 38% quarter over prior year quarter.

Highlights for the year ended December 31, 2021:

  Seven months of activity generated by the Kentucky Bancshares merger exceeded management expectations and stood out as a meaningful contributor to operating results.
  Loans (excluding PPP) grew $1.05 billion over the past twelve months with $756 million of the growth attributed to the Central/Eastern Kentucky market.
  Excluding the Central/Eastern Kentucky market, the legacy bank grew loans by 10%, or $291 million. Loan balances across all markets ended the year at historic highs.
  Deposit balances grew by $1.80 billion over the past twelve months with $1.08 billion of the growth attributed to the Central/Eastern Kentucky market. Non-interest bearing deposits and interest bearing demand deposits represented $569 million and $776 million of the growth, respectively.
  In 2021, PPP income totaled $22.0 million, compared to $13.6 million for 2020. Going into 2022, approximately $4.6 million in net unrecognized PPP fee income remains to be recognized.
  Since the early part of 2020, ongoing loan yield contraction accompanied with significant excess balance sheet liquidity has led to NIM compression.
  Wide fluctuations within the provision for credit losses over recent periods are consistent with the pandemic and subsequent recovery, Central/Eastern Kentucky market expansion, legacy bank net loan growth and other factors within the CECL allowance for credit loss model. Steady improvement within the Federal Reserve’s forecast of future unemployment throughout 2021 further led to the release of credit loss reserves.
  Wealth management income reached and surpassed record levels over the past six consecutive quarters, with assets under management soaring $949 million over the past twelve months. Record net new business and market performance have served to elevate asset-based fees.
  Recovery from pandemic levels and the entrance into Central/Eastern Kentucky have significantly boosted deposit fees.
  Customer expansion and transaction growth have led to record 2021 card and treasury management income.
  Brokerage income ended the year strong, reflective of the Central/Eastern Kentucky contribution and higher trading volumes.

Hillebrand added, “In November, we were one of 25 banks with asset size between $3 billion to $10 billion that were nationally recognized by American Banker Magazine as one of the Best Banks to Work for in 2021. The Best Banks to Work For program identifies and honors U.S. banks for outstanding employee satisfaction. In addition, in March, we were one of 30 financial institutions recognized in the inaugural Hovde High Performer List, based on our prior year results. Criteria to be admitted included market capitalization below $1 billion, above median average pre-provision ROA, loan and deposit growth and tangible book value growth. These recognitions are an honor and a testament to the dedication of our employees, who continue to work diligently to support our communities.”

Results of Operations – Fourth Quarter 2021 Compared with Fourth Quarter 2020

Net interest income, the Company’s largest source of revenue, increased 27%, or $9.9 million, to $46.2 million, driven by higher interest income on non-PPP loans and the continued decline in cost of funds.

  Total interest income increased by $9.2 million, or 24%, to $47.5 million, primarily due to increased interest income on non-PPP loans, partly offset by continued earning-asset yield contraction.
  Total interest expense declined 36%, to $1.3 million. Interest expense on deposits decreased $523,000, or 29%, as the cost of interest bearing deposits declined to 0.13% in the fourth quarter of 2021 from 0.27% in the fourth quarter a year ago, as the Company continued to benefit significantly from the strategic lowering of stated deposit rates. Average interest bearing deposit balances, predominantly demand accounts, surged $1.11 billion, or 41%, consistent with the Central/Eastern Kentucky market expansion.
  NIM decreased 28 basis points to 3.07% for the fourth quarter of 2021 from 3.35% for the fourth quarter a year ago. During the quarter, forgiveness within the PPP loan portfolio and related fee income recognition had an 18 basis point positive impact to NIM. Overall NIM continues to be negatively impacted by loan yield contraction and significant ongoing excess balance sheet liquidity, which represented a 35 basis point negative impact compared to a year ago.
  Interest income on non-PPP loans increased $10.1 million, or 34%, over the prior year quarter. Despite a $1.12 billion, or 39%, increase in average non-PPP loans, significant rate contraction impacted the portfolio, with the average quarterly yield earned on non-PPP loans contracting 16 basis points over the past twelve months to 3.98%. PPP interest and fee income totaled $3.7 million and $6.1 million for the fourth quarters of 2021 and 2020, respectively.
  Interest income on debt securities increased $1.4 million, or 68%, compared to the fourth quarter of 2020. Despite a $589 million increase in average balance of securities, the corresponding interest income increase was muted by the overall decline in rates earned.

The Company recorded a net benefit of $1.9 million for credit losses during the fourth quarter of 2021, which included a $1.1 million benefit to provision for credit losses for loans and a $800,000 net benefit to provision for credit losses for off-balance sheet exposures consistent with the improvement in underlying CECL model factors along with increased line utilization in the Commercial & Industrial portfolio during the quarter.

Non-interest income increased $4.9 million, or 36%, to $18.6 million.

  Wealth management and trust income totaled a record $7.4 million for the fourth quarter of 2021, increasing $1.6 million, or 27%, over the fourth quarter a year ago. Significant growth in assets under management tied to record net new business and strong market performance served to boost asset-based fees and led to an increase of assets under management by $949 million over the past twelve months.
  Retail deposit service charges increased $827,000 compared to the fourth quarter a year ago, a period severely impacted by the pandemic. The increase also reflects the expansion into Central/Eastern Kentucky.
  Card income increased $1.8 million, or 81%, over the fourth quarter of 2020. Growth trends in both debit and credit card portfolios remain positive, as card income benefited significantly from improving economic activity, with consumers and businesses increasing their spending, complimented by a meaningful contribution from the Central/Eastern Kentucky market.
  Treasury management fees increased by $365,000, or 24%, driven by increased transaction volume, new product sales and customer base expansion. In addition, calling efforts to existing customers have led to significant increases in online services, reporting, ACH origination, remote deposit and fraud mitigation services.
  Mortgage banking income, which primarily consists of gain on sale of loans, servicing income and mortgage servicing rights amortization, was $1.1 million for the fourth quarter of 2021, down 38% from the fourth quarter a year ago primarily due to a decline in mortgage originations stemming from a rising rate environment that has cooled.

Non-interest expenses increased $5.5 million to $34.6 million.

  Compensation and employee benefits expense increased $4.1 million, or 25%, primarily due to the increase in full time equivalent employees associated with the merger. Full time equivalent employees increased to 820 at December 31, 2021, from 641 at December 31, 2020, as the Bank added 184 associates in connection with its expansion into Central/Eastern Kentucky.
  Net occupancy and equipment expenses increased $530,000, or 25%, as 19 branches were added with the second quarter expansion into Central/Eastern Kentucky.
  Technology and communication expenses, which include computer software amortization, equipment depreciation and expenditures related to investments in technology needed to maintain and improve the quality of customer delivery channels, information security and internal resources, increased $609,000, or 26%. The majority of the increase related to the merger, as the system conversion did not occur until late August.
  Card processing expense increased $636,000, consistent with the card income revenue trend discussed throughout.
  Marketing and business development expense, which includes all costs associated with promoting the Bank, community investment, retaining customers and acquiring new business increased $958,000, compared to the fourth quarter a year ago, a period significantly impacted by the pandemic. Consistent with the Company’s strategic plan, a significant investment was made to advertise and promote the Bank in the Central/Eastern Kentucky market in the fourth quarter of 2021. In addition, the Company increased its contribution to the Bank’s foundation established to support various community initiatives, due to outstanding 2021 operational results.
  Capital and deposit tax declined $506,000, or 48%, as the Company has transitioned to record Kentucky state income tax as a component of tax expense.
  A large tax credit was completed during the fourth quarter a year ago, leading to $2.9 million in additional tax credit amortization expense for that period.
  Other non-interest expenses increased $1.3 million, or 92%, primarily due to merger related items such as core deposit intangible amortization, increased card rewards expense and insurance captive expenses.

Financial Condition – December 31, 2021 Compared with December 31, 2020

Total assets increased $2.04 billion year over year, or 44%, to $6.65 billion boosted by the merger and strong organic growth.

Total loans increased $638 million year over year, or 18%, to $4.17 billion. Excluding the PPP loan portfolio, total loans increased $1.05 billion, or 35%, over the past twelve months. Approximately $756 million of the year over year growth was associated with the Central/Eastern Kentucky market and $291 million, or 10%, related to legacy bank growth. Total line of credit usage increased to 41% as of December 31, 2021, from 38% at December 31, 2020, with commercial and industrial line usage increasing meaningfully, but remaining below pre-pandemic levels.

The Company acquired nearly $400 million in debt securities related to the current year merger and has deployed $192 million of excess cash into securities in 2021, contributing significantly to the $593 million of growth in the investment portfolio over the past twelve months.

Total deposits increased $1.80 billion, or 45%, from December 31, 2020 to December 31, 2021, with non-interest bearing deposits representing $569 million of the growth. Both period end and average deposit balances ended at record levels at December 31, 2021, as the Central/Eastern Kentucky market added approximately $1.08 billion to total deposits.

Asset quality, which has trended within a narrow range over the past several years, has remained solid. During the fourth quarter of 2021, the Company recorded net loan charge-offs of $1.5 million compared to net loan recoveries of $19,000 in the fourth quarter of 2020. Non-performing loans totaled $7 million, or 0.18%(2) of total loans outstanding (excluding PPP) compared to $13 million, or 0.44%(2) of total loans (excluding PPP) outstanding at December 31, 2020. These strong metrics along with an improving economic forecast, resulted in a ratio of allowance for credit losses to loans (excluding PPP) of 1.34%(2) at December 31, 2021.

At December 31, 2021, the Company remained “well-capitalized,” the highest regulatory capital rating for financial institutions. Total equity to assets was 10.17% and the tangible common equity ratio was 8.22%(1) at December 31, 2021, compared to 9.56%(1) and 9.28%(1), respectively, at December 31, 2020.

In November, 2021, the board of directors declared a cash dividend of $0.28 per common share. The dividend was paid on December 31, 2021, to stockholders of record as of December 20, 2021.

No shares were repurchased in the current year and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2023.

Results of Operations – Fourth Quarter 2021 Compared with Third Quarter 2021

Net interest income increased $699,000, or 2%, over the prior quarter to $46.2 million, consistent with the continued decline in cost of funds and organic loan growth. While overall NIM was challenged by increased levels of excess liquidity, loan yield contraction showed signs of stabilization in the fourth quarter of 2021.

Due to continued improvement in the unemployment forecast combined with solid traditional credit metrics, the Company recorded a $1.1 million benefit to provision for credit losses on loans in the fourth quarter of 2021. During the third quarter of 2021, the Company recorded a net benefit of $1.0 million to provision for credit losses on loans.

Non-interest income increased $990,000, or 6%, to $18.6 million. Higher card income, deposit service fees, wealth management and trust service fees, treasury management fees and mortgage banking income all contributed to the quarterly increase.

Non-interest expenses remained flat compared to the prior quarter at $34.6 million.

Financial Condition – December 31, 2021, Compared with September 30, 2021

Total assets increased $465 million on a linked quarter basis to $6.65 billion, reflecting organic increases in loans and investment securities.

Total loans (excluding PPP) increased $71 million, or 2%, on a linked quarter basis. Total line of credit usage was 41% as of December 31, 2021 and unchanged compared to September 30, 2021. While remaining well below pre-pandemic levels, commercial and industrial line usage increased to 32% at year-end compared to 29% at September 30, 2021.

Total deposits increased $445 million, or 8%, on a linked quarter basis, due to higher deposit levels consistent with the seasonal increase in public funds and growth in balances for both existing and new customers.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $6.65 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the possibility that any of the anticipated benefits of the proposed Commonwealth Bancshares merger will not be realized or will not be realized within the expected time period; the risk that integration of Commonwealth Bancshares’ operations with those of Stock Yards will be materially delayed or will be more costly or difficult than expected; diversion of management's attention from ongoing business operations and opportunities due to the merger; the challenges of integrating and retaining key employees; the effect of the announcement of the merger on the combined company's respective customer and employee relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; dilution caused by Stock Yards’ issuance of additional shares of Stock Yards common stock in connection with the merger; economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2020, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Contact:	T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2021 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Income Statement Data	2021	2020	2021	2020

Net interest income, fully tax equivalent (3)	$46,328	$36,301	$171,508	$136,133
Interest income:
Loans	$43,671	$36,007	$164,073	$137,699
Federal funds sold and interest bearing due from banks	287	65	645	738
Mortgage loans held for sale	74	174	249	533
Securities	3,476	2,093	12,109	8,901
Total interest income	47,508	38,339	177,076	147,871
Interest expense:
Deposits	1,279	1,802	5,627	10,478
Securities sold under agreements to repurchase and
other short-term borrowings	11	8	38	72
Federal Home Loan Bank advances	36	277	337	1,400
Total interest expense	1,326	2,087	6,002	11,950
Net interest income	46,182	36,252	171,074	135,921
Provision for credit losses (6)	(1,900)	500	(753)	18,418
Net interest income after provision for credit losses	48,082	35,752	171,827	117,503
Non-interest income:
Wealth management and trust services	7,379	5,805	27,613	23,406
Deposit service charges	1,907	1,080	5,852	4,161
Debit and credit card income	4,012	2,219	13,456	8,480
Treasury management fees	1,871	1,506	6,912	5,407
Mortgage banking income	1,062	1,708	4,724	6,155
Net investment product sales commissions and fees	764	487	2,553	1,775
Bank owned life insurance	272	166	914	693
Other	1,337	727	3,826	1,822
Total non-interest income	18,604	13,698	65,850	51,899
Non-interest expenses:
Compensation	17,146	14,072	63,034	51,368
Employee benefits	3,189	2,173	13,479	11,064
Net occupancy and equipment	2,667	2,137	9,688	8,182
Technology and communication	2,956	2,347	11,145	8,732
Debit and credit card processing	1,334	698	4,494	2,606
Marketing and business development	1,793	835	4,150	2,383
Postage, printing and supplies	714	423	2,213	1,778
Legal and professional	755	597	2,583	2,392
FDIC Insurance	706	323	1,847	1,217
Amortization of investments in tax credit partnerships	52	2,955	367	3,096
Capital and deposit based taxes	549	1,055	2,090	4,386
Merger expenses	-	-	19,025	-
Federal Home Loan Bank early termination penalty	-	-	474	-
Other	2,711	1,414	7,691	4,455
Total non-interest expenses	34,572	29,029	142,280	101,659
Income before income tax expense	32,114	20,421	95,397	67,743
Income tax expense	7,525	2,685	20,752	8,874
Net income	$24,589	$17,736	$74,645	$58,869

Net income per share - Basic	$0.93	$0.79	$3.00	$2.61
Net income per share - Diluted	0.92	0.78	2.97	2.59
Cash dividend declared per share	0.28	0.27	1.10	1.08

Weighted average shares - Basic	26,492	22,593	24,898	22,563
Weighted average shares - Diluted	26,800	22,794	25,156	22,768

			December 31,
Balance Sheet Data			2021	2020

Loans			$4,169,303	$3,531,596
Allowance for credit losses on loans			53,898	51,920
Total assets			6,646,025	4,608,629
Non-interest bearing deposits			1,755,754	1,187,057
Interest bearing deposits			4,031,760	2,801,577
Federal Home Loan Bank advances			-	31,639
Stockholders' equity			675,869	440,701
Total shares outstanding			26,596	22,692
Book value per share (1)			$25.41	$19.42
Tangible common equity per share (1)			20.09	18.78
Market value per share			63.88	40.48

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2021 Earnings Release

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Average Balance Sheet Data	2021	2020	2021	2020

Federal funds sold and interest bearing due from banks	$699,222	$271,277	$446,783	$229,905
Mortgage loans held for sale	12,556	28,951	11,170	20,156
Available for sale debt securities	1,099,235	510,677	898,934	453,082
Federal Home Loan Bank stock	9,376	11,284	10,824	11,284
Loans	4,172,676	3,483,298	3,951,257	3,304,909
Total interest earning assets	5,993,065	4,305,487	5,318,968	4,019,336
Total assets	6,406,612	4,512,874	5,626,886	4,217,593
Interest bearing deposits	3,798,666	2,689,103	3,302,262	2,507,545
Total deposits	5,559,577	3,888,247	4,881,057	3,608,487
Securities sold under agreement to repurchase and other short term borrowings	86,911	55,825	73,130	49,820
Federal Home Loan Bank advances	7,174	48,771	16,317	61,483
Total interest bearing liabilities	3,892,751	2,793,699	3,391,709	2,618,848
Total stockholders' equity	668,287	433,596	573,261	420,119

Performance Ratios
Annualized return on average assets (7)	1.52%	1.56%	1.33%	1.40%
Annualized return on average equity (7)	14.60%	16.27%	13.02%	14.01%
Net interest margin, fully tax equivalent	3.07%	3.35%	3.22%	3.39%
Non-interest income to total revenue, fully tax equivalent	28.65%	27.40%	27.74%	27.60%
Efficiency ratio, fully tax equivalent (4)	53.24%	58.06%	59.94%	54.06%

Capital Ratios
Total stockholders' equity to total assets (1)			10.17%	9.56%
Tangible common equity to tangible assets (1)			8.22%	9.28%
Average stockholders' equity to average assets			10.19%	9.96%
Total risk-based capital			12.79%	13.36%
Common equity tier 1 risk-based capital			11.94%	12.23%
Tier 1 risk-based capital			11.94%	12.23%
Leverage			8.86%	9.57%

Loan Segmentation
Commercial real estate - non-owner occupied			$1,128,244	$833,470
Commercial real estate - owner occupied			678,405	508,672
Commercial and industrial			967,022	775,154
Commercial and industrial - PPP			140,734	550,186
Residential real estate - owner occupied			400,695	239,191
Residential real estate - non-owner occupied			281,018	140,930
Construction and land development			299,206	291,764
Home equity lines of credit			138,976	95,366
Consumer			104,294	71,874
Leases			13,622	14,786
Credit cards			17,087	10,203
Total loans and leases			$4,169,303	$3,531,596

Asset Quality Data
Non-accrual loans			$6,712	$12,514
Troubled debt restructurings			12	16
Loans past due 90 days or more and still accruing			684	649
Total non-performing loans			7,408	13,179
Other real estate owned			7,212	281
Total non-performing assets			$14,620	$13,460
Non-performing loans to total loans (2)			0.18%	0.37%
Non-performing assets to total assets			0.22%	0.29%
Allowance for credit losses on loans to total loans (2)			1.29%	1.47%
Allowance for credit losses on loans to average loans			1.36%	1.57%
Allowance for credit losses on loans to non-performing loans			728%	394%
Net (charge-offs) recoveries	$(1,535)	$19	$(6,176)	$(1,645)
Net (charge-offs) recoveries to average loans (5)	-0.04%	0.00%	-0.16%	-0.05%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2021 Earnings Release

	Quarterly Comparison
Income Statement Data	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Net interest income, fully tax equivalent (3)	$46,328	$45,643	$41,661	$37,874	$36,301
Net interest income	$46,182	$45,483	$41,584	$37,825	$36,252
Provision for credit losses (6)	(1,900)	(1,525)	4,147	(1,475)	500
Net interest income after provision for credit losses	48,082	47,008	37,437	39,300	35,752
Non-interest income:
Wealth management and trust services	7,379	7,128	6,858	6,248	5,805
Deposit service charges	1,907	1,768	1,233	944	1,080
Debit and credit card income	4,012	3,887	3,284	2,273	2,219
Treasury management fees	1,871	1,771	1,730	1,540	1,506
Mortgage banking income	1,062	915	1,303	1,444	1,708
Net investment product sales commissions and fees	764	780	545	464	487
Bank owned life insurance	272	275	206	161	166
Other	1,337	1,090	629	770	727
Total non-interest income	18,604	17,614	15,788	13,844	13,698
Non-interest expenses:
Compensation	17,146	17,381	15,680	12,827	14,072
Employee benefits	3,189	3,662	3,367	3,261	2,173
Net occupancy and equipment	2,667	2,732	2,244	2,045	2,137
Technology and communication	2,956	3,173	2,670	2,346	2,347
Debit and credit card processing	1,334	1,479	976	705	698
Marketing and business development	1,793	1,011	822	524	835
Postage, printing and supplies	714	630	460	409	423
Legal and professional	755	700	666	462	597
FDIC Insurance	706	387	349	405	323
Amortization of investments in tax credit partnerships	52	53	231	31	2,955
Capital and deposit based taxes	549	556	527	458	1,055
Merger expenses	-	525	18,100	400	-
Federal Home Loan Bank early termination penalty	-	-	474	-	-
Other	2,711	2,269	1,611	1,100	1,414
Total non-interest expenses	34,572	34,558	48,177	24,973	29,029
Income before income tax expense	32,114	30,064	5,048	28,171	20,421
Income tax expense	7,525	6,902	864	5,461	2,685
Net income	$24,589	$23,162	$4,184	$22,710	$17,736

Net income per share - Basic	$0.93	$0.87	$0.17	$1.00	$0.79
Net income per share - Diluted	0.92	0.87	0.17	0.99	0.78
Cash dividend declared per share	0.28	0.28	0.27	0.27	0.27

Weighted average shares - Basic	26,492	26,485	23,932	22,622	22,593
Weighted average shares - Diluted	26,800	26,726	24,171	22,865	22,794

	Quarterly Comparison
Balance Sheet Data	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Cash and due from banks	$62,304	$84,520	$58,477	$43,061	$43,179
Federal funds sold and interest bearing due from banks	898,888	500,421	481,716	289,920	274,766
Mortgage loans held for sale	8,614	10,201	5,420	6,579	22,547
Available for sale debt securities	1,180,298	1,070,148	1,006,908	672,167	586,978
Federal Home Loan Bank stock	9,376	9,376	14,475	10,228	11,284
Loans	4,169,303	4,189,117	4,206,392	3,635,156	3,531,596
Allowance for credit losses on loans	53,898	56,533	59,424	50,714	51,920
Goodwill	135,830	135,830	136,529	12,513	12,513
Total assets	6,646,025	6,181,188	6,088,072	4,794,075	4,608,629
Non-interest bearing deposits	1,755,754	1,744,790	1,743,953	1,370,183	1,187,057
Interest bearing deposits	4,031,760	3,597,234	3,516,153	2,829,779	2,801,577
Securities sold under agreements to repurchase	75,466	74,406	63,942	51,681	47,979
Federal funds purchased	10,374	10,908	10,947	8,642	11,464
Federal Home Loan Bank advances	-	10,000	10,000	24,180	31,639
Stockholders' equity	675,869	663,547	651,089	443,232	440,701
Total shares outstanding	26,596	26,585	26,588	22,781	22,692
Book value per share (1)	$25.41	$24.96	$24.49	$19.46	$19.42
Tangible common equity per share (1)	20.09	19.63	19.16	18.82	18.78
Market value per share	63.88	58.65	50.89	51.06	40.48

Capital Ratios
Total stockholders' equity to total assets (1)	10.17%	10.73%	10.69%	9.25%	9.56%
Tangible common equity to tangible assets (1)	8.22%	8.64%	8.57%	8.97%	9.28%
Average stockholders' equity to average assets	10.43%	10.75%	9.88%	9.44%	9.61%
Total risk-based capital	12.79%	12.61%	12.80%	13.39%	13.36%
Common equity tier 1 risk-based capital	11.94%	11.69%	11.79%	12.32%	12.23%
Tier 1 risk-based capital	11.94%	11.69%	11.79%	12.32%	12.23%
Leverage	8.86%	8.98%	10.26%	9.46%	9.57%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2021 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Federal funds sold and interest bearing due from banks	$699,222	$532,549	$313,954	$235,370	$271,277
Mortgage loans held for sale	12,556	8,875	8,678	14,618	28,951
Available for sale debt securities	1,099,235	1,034,712	793,696	661,175	510,677
Loans	4,172,676	4,173,260	3,844,662	3,605,760	3,483,298
Total interest earning assets	5,993,065	5,760,760	4,972,914	4,527,563	4,305,487
Total assets	6,406,612	6,139,176	5,226,654	4,710,836	4,512,874
Interest bearing deposits	3,798,666	3,525,785	3,055,360	2,815,986	2,689,103
Total deposits	5,559,577	5,297,917	4,552,583	4,094,179	3,888,247
Securities sold under agreement to repurchase and federal funds purchased	86,911	82,048	66,591	56,536	55,825
Federal Home Loan Bank advances	7,174	10,000	19,135	29,270	48,771
Total interest bearing liabilities	3,892,751	3,617,833	3,141,086	2,901,792	2,793,699
Total stockholders' equity	668,287	660,099	516,427	444,821	433,596

Performance Ratios
Annualized return on average assets (7)	1.52%	1.50%	0.32%	1.96%	1.56%
Annualized return on average equity (7)	14.60%	13.92%	3.25%	20.71%	16.27%
Net interest margin, fully tax equivalent	3.07%	3.14%	3.36%	3.39%	3.35%
Non-interest income to total revenue, fully tax equivalent	28.65%	27.85%	27.48%	26.77%	27.40%
Efficiency ratio, fully tax equivalent (4)	53.24%	54.63%	83.86%	48.29%	58.06%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,128,244	$1,142,647	$1,170,461	$876,523	$833,470
Commercial real estate - owner occupied	678,405	652,631	604,120	527,316	508,672
Commercial and industrial	967,022	910,923	845,038	742,505	775,154
Commercial and industrial - PPP	140,734	231,335	377,021	612,885	550,186
Residential real estate - owner occupied	400,695	398,069	377,783	262,516	239,191
Residential real estate - non-owner occupied	281,018	277,045	273,782	136,380	140,930
Construction and land development	299,206	303,642	281,149	281,815	291,764
Home equity lines of credit	138,976	140,027	142,468	91,233	95,366
Consumer	104,294	104,629	105,439	78,326	71,874
Leases	13,622	12,348	14,171	14,115	14,786
Credit cards	17,087	15,821	14,960	11,542	10,203
Total loans and leases	$4,169,303	$4,189,117	$4,206,392	$3,635,156	$3,531,596

Asset Quality Data
Non-accrual loans	$6,712	$5,036	$12,814	$12,913	$12,514
Troubled debt restructurings	12	13	14	15	16
Loans past due 90 days or more and still accruing	684	-	1,050	1,377	649
Total non-performing loans	7,408	5,049	13,878	14,305	13,179
Other real estate owned	7,212	7,229	648	281	281
Total non-performing assets	$14,620	$12,278	$14,526	$14,586	$13,460
Non-performing loans to total loans (2)	0.18%	0.12%	0.33%	0.39%	0.37%
Non-performing assets to total assets	0.22%	0.20%	0.24%	0.30%	0.29%
Allowance for credit losses on loans to total loans (2)	1.29%	1.35%	1.41%	1.40%	1.47%
Allowance for credit losses on loans to average loans	1.29%	1.35%	1.55%	1.41%	1.49%
Allowance for credit losses on loans to non-performing loans	728%	1120%	428%	355%	394%
Net (charge-offs) recoveries	$(1,535)	$(1,891)	$(2,743)	$(6)	$19
Net (charge-offs) recoveries to average loans (5)	-0.04%	-0.05%	-0.07%	0.00%	0.00%

Other Information
Total assets under management (in millions)	$4,801	$4,506	$4,440	$3,989	$3,852
Full-time equivalent employees	820	794	823	638	641

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:
	Quarterly Comparison
(In thousands, except per share data)	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Total stockholders' equity - GAAP (a)	$675,869	$663,547	$651,089	$443,232	$440,701
Less: Goodwill	(135,830)	(135,830)	(136,529)	(12,513)	(12,513)
Less: Core deposit intangible	(5,596)	(5,871)	(5,162)	(1,885)	(1,962)
Tangible common equity - Non-GAAP (c)	$534,443	$521,846	$509,398	$428,834	$426,226

Total assets - GAAP (b)	$6,646,025	$6,181,188	$6,088,072	$4,794,075	$4,608,629
Less: Goodwill	(135,830)	(135,830)	(136,529)	(12,513)	(12,513)
Less: Core deposit intangible	(5,596)	(5,871)	(5,162)	(1,885)	(1,962)
Tangible assets - Non-GAAP (d)	$6,504,599	$6,039,487	$5,946,381	$4,779,677	$4,594,154

Total stockholders' equity to total assets - GAAP (a/b)	10.17%	10.73%	10.69%	9.25%	9.56%
Tangible common equity to tangible assets - Non-GAAP (c/d)	8.22%	8.64%	8.57%	8.97%	9.28%

Total shares outstanding (e)	26,596	26,585	26,588	22,781	22,692

Book value per share - GAAP (a/e)	$25.41	$24.96	$24.49	$19.46	$19.42
Tangible common equity per share - Non-GAAP (c/e)	20.09	19.63	19.16	18.82	18.78

(2) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.
	Quarterly Comparison
(Dollars in thousands)	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Total Loans - GAAP (a)	$4,169,303	$4,189,117	$4,206,392	$3,635,156	$3,531,596
Less: PPP loans	(140,734)	(231,335)	(377,021)	(612,885)	(550,186)
Total non-PPP Loans - Non-GAAP (b)	$4,028,569	$3,957,782	$3,829,371	$3,022,271	$2,981,410

Allowance for credit losses on loans (c)	$53,898	$56,533	$59,424	$50,714	$51,920
Total non-performing loans (d)	7,408	5,049	13,878	14,305	13,179

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.29%	1.35%	1.41%	1.40%	1.47%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.34%	1.43%	1.55%	1.68%	1.74%

Non-performing loans to total loans - GAAP (d/a)	0.18%	0.12%	0.33%	0.39%	0.37%
Non-performing loans to total loans - Non-GAAP (d/b)	0.18%	0.13%	0.36%	0.47%	0.44%

(3) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(4) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and non-recurring merger expenses.
	Quarterly Comparison
(Dollars in thousands)	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Total non-interest expenses - GAAP (a)	$34,572	$34,558	$48,177	$24,973	$29,029
Less: Non-recurring merger expenses	-	(525)	(18,100)	(400)	-
Less: Amortization of investments in tax credit partnerships	(52)	(53)	(231)	(31)	(2,955)
Total non-interest expenses - Non-GAAP (c)	$34,520	$33,980	$29,846	$24,542	$26,074

Total net interest income, fully tax equivalent	$46,328	$45,643	$41,661	$37,874	$36,301
Total non-interest income	18,604	17,614	15,788	13,844	13,698
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue - GAAP (b)	$64,932	$63,257	$57,449	$51,718	$49,999

Efficiency ratio - GAAP (a/b)	53.24%	54.63%	83.86%	48.29%	58.06%
Efficiency ratio - Non-GAAP (c/b)	53.16%	53.72%	51.95%	47.45%	52.15%

	Twelve months ended
(Dollars in thousands)	12/31/21	12/31/20

Total non-interest expenses - GAAP (a)	$142,280	$101,659
Less: Non-recurring merger expenses	(19,025)	-
Less: Amortization of investments in tax credit partnerships	(367)	(3,096)
Total non-interest expenses - Non-GAAP (c)	$122,888	$98,563

Total net interest income, fully tax equivalent	$171,508	$136,133
Total non-interest income	65,850	51,899
Less: Gain/loss on sale of securities	-	-
Total revenue - GAAP (b)	$237,358	$188,032

Efficiency ratio - GAAP (a/b)	59.94%	54.06%
Efficiency ratio - Non-GAAP (c/b)	51.77%	52.42%

(5) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

(6) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Provision for credit losses - loans	$(1,100)	$(1,000)	$4,697	$(1,200)	$1,400
Provision for credit losses - off balance sheet exposures	(800)	(525)	(550)	(275)	(900)
Total provision for credit losses	$(1,900)	$(1,525)	$4,147	$(1,475)	$500

(7) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity. As a result of the substantial impact that non-recurring items related to the Kentucky Bancshares acquisition had on results for the three and six months ended June 30, 2021, Bancorp considers adjusted return on average assets and return on average equity ratios important as they reflect performance after removing certain merger expenses and purchase accounting adjustments.
	Quarterly Comparison
(Dollars in thousands)	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Net income, as reported (a)	$24,589	$23,162	$4,184	$22,710	$17,736
Add: Non-recurring merger expenses	-	525	18,100	400	-
Add: Provision for credit losses on non-PCD loans	-	-	7,397	-	-
Less: Tax effect of adjustments to net income	-	(121)	(4,360)	(78)	-
Total net income - Non-GAAP (b)	$24,589	$23,577	$24,327	$23,026	$17,736

Total average assets (c)	$6,406,612	$6,139,176	$5,226,654	$4,710,836	$4,512,874

Total average equity (d )	668,287	660,099	516,427	444,821	433,596

Return on average assets - GAAP (a/c)	1.52%	1.50%	0.32%	1.96%	1.56%
Return on average assets - Non-GAAP (b/c)	1.52%	1.52%	1.87%	1.98%	1.56%

Return on average equity - GAAP (a/d)	14.60%	13.92%	3.25%	20.71%	16.23%
Return on average equity - Non-GAAP (b/d)	14.60%	14.17%	18.89%	20.99%	16.23%